Exhibit 4.2

                       SECURED CONVERTIBLE PROMISSORY NOTE

$200,000.00                                                         May 24, 2004

FOR VALUE RECEIVED, the undersigned, CT Holdings, Inc., a Delaware corporation ("CT"), promises to pay to the order of CITN Investment, Inc. ("Payee"), at such place as Payee may designate in writing, in lawful money of the United States of America, the principal sum of Two Hundred Thousand Dollars ($200,000.00) on the terms and conditions hereinafter set forth. This Note shall bear interest at the rate of eight percent (8%) per year and shall mature on the earlier of May 24, 2006 or demand by the Payee (the "Payment Date"), at which time all outstanding principal shall be due and payable.

Events of Default. The entire unpaid principal balance of this Note shall immediately become due and payable, at the option of Payee, upon the failure by CT to pay any installment of principal and interest hereof as and when the same becomes due and payable in accordance with the terms hereof (the "Event of Default"). In the event an Event of Default shall occur, the unpaid principal shall accrue interest in the amount of 18% per annum and Payee may proceed to protect and enforce its rights either by suit in equity and/or by action at law, by other appropriate proceedings. No delay on the part of Payee in the exercise of any power or right under this Note, or under any other instrument executed pursuant thereto shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right preclude further exercise thereof.

Loan Agreement and Security Interest. This Note is made pursuant to that certain Loan and Security Agreement dated the date hereof and is governed by the terms thereof. The obligations under this Note are secured by the Loan and Security Agreement dated of even date herewith by and between CT and Payee.

Conversion. Payee is entitled, at its option, at any time prior to the Payment Date, to convert all or a portion of the outstanding principal and accrued interest under this Note into up to 23,666,667 shares of common stock of CT (the "Conversion Shares"), on a pro rata basis based on the amount of the Note that is converted. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of Conversion Shares issuable shall be rounded to the nearest whole share. Upon the surrender of this Note accompanied by a conversion request, CT shall issue and deliver to Payee that number of Conversion Shares as shall be determined in accordance herewith. If CT at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the number of Conversion Shares into which this Note is convertible immediately prior to such subdivision will be proportionately increased, and if CT at any time combines (by reverse stock split or otherwise) its outstanding shares of common stock into a smaller number of shares, the number of Conversion Shares into which this Note is convertible immediately prior to such combination will be proportionately decreased. CT and the Payee understand and acknowledge that CT does not have a sufficient number of shares of common stock available to permit the conversion of this Note at this time. CT agrees to use its best efforts to obtain shareholder approval to (a) increase the number of authorized shares of common stock to a number sufficient to permit conversion, or (b) to effect a reverse stock split to reduce the number of currently outstanding shares of common stock to a number small enough to permit the conversion of this Note.

Costs of Collection. It is hereby specially agreed that if this Note is placed into the hands of an attorney for collection, or if proved, established, or collected in any court, CT agrees to pay to Payee an amount equal to all expenses incurred in enforcing or collecting this Note, including court costs and reasonable attorneys' fees.

Waiver of Rights. Except for the notice expressly provided herein, the undersigned and all endorsers, sureties, and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of nonpayment, protest, notice of protest, and without further notice hereby consent to renewals, extensions, or partial payments either before or after maturity.

Usury Limitation. All agreements between CT and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Payee hereof for the use, forbearance, or detention of the money advanced to CT, or for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable federal or state law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Payee shall ever receive as interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest or, if such excessive interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to CT. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof. The terms and provisions of this paragraph shall control every other provision of all agreements between CT and Payee.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in Texas.

CT:

CT  Holdings,  Inc.


By:  __________________________________
Name:  ________________________________
Title:  _______________________________

PAYEE:

CITN Investment, Inc.

By:  __________________________________
Name:  ________________________________
Title:  _______________________________